Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2022, with respect to the consolidated financial statements of Ingredion Incorporated, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
September 27, 2022